NBOG BANCORPORATION, INC. AND SUBSIDIARY
                              GAINESVILLE, GEORGIA


                     CONSOLIDATED FINANCIAL STATEMENTS AS OF
                         DECEMBER 31, 2006 AND 2005 AND
             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY


                                    CONTENTS

Report of Independent Registered Public Accounting Firm      1

Consolidated Balance Sheets                                  2

Consolidated Statements of Operations                        4

Consolidated Statements of Comprehensive Income (Loss)       5

Consolidated Statements of Changes in Stockholders' Equity   6

Consolidated Statements of Cash Flows                        7

Notes to Consolidated Financial Statements                   8

                    MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
           389 Mulberry Street - Post Office Box One - Macon, GA 31202
               Telephone (478) 746-6277 - Facsimile (478) 743-6858
                                 www.mmmcpa.com


RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)
---------------------------------------

SIDNEY E. MIDDLEBROOKS, CPA, PC                    RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA                                ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA                           CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA                          RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA                        RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA                                CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA                           MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA                            BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA                              DAVID PASCHAL MUSE, JR., CPA


                                 March 30, 2007

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NBOG Bancorporation, Inc.

We have audited the accompanying consolidated balance sheets of NBOG BANCORPORATION, INC. AND SUBSIDIARY as of December 31, 2006, and 2005 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBOG Bancorporation, Inc. and Subsidiary as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 18 to the consolidated financial statements, the Company has suffered significant losses from operations resulting in a decrease in regulatory capital below the minimum required by the formal agreement with the Bank's federal regulator, the Office of the Comptroller of the Currency. Losses are expected to continue in 2007. These capital concerns raise substantial doubt about the Bank's ability to continue as a going concern. Management's plans with respect to these matters are also described in Note 18. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                   /s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP
                                       McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

                      NBOG BANCORPORATION, INC. AND SUBSIDIARY
                            CONSOLIDATED BALANCE SHEETS
                                    DECEMBER 31

                                       ASSETS


                                                             2006          2005
                                                         ------------  ------------
CASH AND CASH EQUIVALENTS
  Cash and Due from Banks                                $   496,476   $   680,381
  Federal Funds Sold                                         841,000        95,000
                                                         ------------  ------------

                                                           1,337,476       775,381
                                                         ------------  ------------

INVESTMENT SECURITIES AVAILABLE FOR SALE, AT FAIR VALUE    9,070,829     8,424,986
                                                         ------------  ------------

OTHER INVESTMENTS                                            321,320       270,120
                                                         ------------  ------------

LOANS                                                     20,363,719    25,515,185
  Allowance for Loan Losses                                 (445,629)     (785,326)
                                                         ------------  ------------

                                                          19,918,090    24,729,859
                                                         ------------  ------------

PREMISES AND EQUIPMENT                                     2,204,839     2,315,875
                                                         ------------  ------------

OTHER REAL ESTATE                                             96,500       839,000
                                                         ------------  ------------

OTHER ASSETS                                                 295,099       526,077
                                                         ------------  ------------


TOTAL ASSETS                                             $33,244,153   $37,881,298
                                                         ============  ============

The accompanying notes are an integral part of these consolidated balance sheets.

                        NBOG BANCORPORATION, INC. AND SUBSIDIARY
                               CONSOLIDATED BALANCE SHEETS
                                       DECEMBER 31


                          LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  2006          2005
                                                              ------------  ------------
DEPOSITS
  Noninterest-Bearing                                         $ 1,644,701   $ 2,514,693
  Interest-Bearing                                             26,577,405    31,427,489
                                                              ------------  ------------

                                                               28,222,106    33,942,182
                                                              ------------  ------------

BORROWINGS                                                      2,000,000             -
                                                              ------------  ------------

OTHER LIABILITIES                                                 168,994       165,233
                                                              ------------  ------------

COMMITMENTS

STOCKHOLDERS' EQUITY
  Preferred Stock, No Par Value; 10,000,000 Shares
    Authorized; 35,000 Shares Issued and Outstanding in 2006      350,000             -
  Common Stock, No Par Value; 50,000,000 Shares
    Authorized; 993,560 Shares Issued
    and Outstanding in 2006 and 2005, Respectively              8,450,049     8,603,888
  Accumulated Deficit                                          (5,813,847)   (4,656,733)
  Accumulated Other Comprehensive Loss                           (133,149)     (173,272)
                                                              ------------  ------------

                                                                2,853,053     3,773,883
                                                              ------------  ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $33,244,153   $37,881,298
                                                              ============  ============

The accompanying notes are an integral part of these consolidated balance sheets.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31


                                                         2006          2005
                                                     ------------  ------------
INTEREST INCOME
  Loans, Including Fees                              $ 2,067,949   $ 2,357,179
  Interest Bearing Deposits                                9,381         1,510
  Investments                                            364,461       260,486
  Federal Funds Sold                                      49,721        75,324
                                                     ------------  ------------

                                                       2,491,512     2,694,499
                                                     ------------  ------------

INTEREST EXPENSE
  Deposits                                             1,270,168     1,056,053
  Borrowings                                              76,162             -
  Other                                                    1,104            68
                                                     ------------  ------------

                                                       1,347,434     1,056,121
                                                     ------------  ------------

NET INTEREST INCOME                                    1,144,078     1,638,378

  Provision for Loan Losses                                    -       225,000
                                                     ------------  ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    1,144,078     1,413,378
                                                     ------------  ------------

NONINTEREST INCOME
  Service Charges on Deposits                             61,268        55,528
  Mortgage Origination and Processing Fees                10,125         6,094
  Other                                                   14,523        16,972
                                                     ------------  ------------

                                                          85,916        78,594
                                                     ------------  ------------

NONINTEREST EXPENSES
  Salaries and Employee Benefits                         942,572     1,109,408
  Occupancy and Equipment                                338,601       373,261
  Professional Fees                                      369,389       256,175
  Other                                                  736,546       824,759
                                                     ------------  ------------

                                                       2,387,108     2,563,603
                                                     ------------  ------------

LOSS BEFORE INCOME TAXES                              (1,157,114)   (1,071,631)

  Income Taxes                                                 -             -
                                                     ------------  ------------

NET LOSS                                             $(1,157,114)  $(1,071,631)
                                                     ============  ============

BASIC LOSS PER SHARE                                 $     (1.16)  $     (1.20)
                                                     ============  ============

WEIGHTED AVERAGE SHARES OUTSTANDING                  $   993,423       895,772
                                                     ============  ============

The accompanying notes are an integral part of these consolidated statements.

                      NBOG BANCORPORATION, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                    DECEMBER 31

                                                             2006          2005
                                                         ------------  ------------
NET LOSS                                                 $(1,157,114)  $(1,071,631)
                                                         ------------  ------------

OTHER COMPREHENSIVE INCOME (LOSS)
  Gains (Losses) on Securities Arising During the Year        40,123      (148,574)
  Reclassification Adjustment                                      -             -
                                                         ------------  ------------

  Unrealized Gains (Losses) on Securities                     40,123      (148,574)
                                                         ------------  ------------

COMPREHENSIVE LOSS                                       $(1,116,991)  $(1,220,205)
                                                         ============  ============

The accompanying notes are an integral part of these consolidated statements.

                                            NBOG BANCORPORATION, INC. AND SUBSIDIARY
                                   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                         FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                           PREFERRED STOCK       COMMON STOCK                       ACCUMULATED
                                         ------------------  --------------------   ACCUMULATED    COMPREHENSIVE
                                          SHARES    AMOUNT   SHARES     AMOUNT        DEFICIT      INCOME (LOSS)      TOTAL
                                         --------  --------  -------  -----------  -------------  ---------------  ------------
BALANCE, DECEMBER 31, 2004                      -  $      -  805,389  $7,527,820   $ (3,585,102)  $      (24,698)  $ 3,918,020

  Issuance of Common Stock                      -         -  136,496     579,318              -                -       579,318
  Exercise of Stock Option and Warrants         -         -   49,675     496,750              -                -       496,750
  Unrealized Loss on Securities
    Available for Sale                          -         -        -           -              -         (148,574)     (148,574)
  Net Loss                                      -         -        -           -     (1,071,631)               -    (1,071,631)
                                         --------  --------  -------  -----------  -------------  ---------------  ------------

BALANCE, DECEMBER 31, 2005                      -         -  991,560   8,603,888     (4,656,733)        (173,272)    3,773,883

  Issuance of Common Stock                      -         -    2,000       8,000              -                -         8,000
  Issuance of Preferred Stock              35,000   350,000        -           -              -                -       350,000
  Common Stock Issuance Costs                   -         -        -    (193,399)             -                -      (193,399)
  Stock Compensation Costs                      -         -        -      31,560              -                -        31,560
  Unrealized Gain on Securities
    Available for Sale                          -         -        -           -              -           40,123        40,123
  Net Loss                                      -         -        -           -     (1,157,114)               -    (1,157,114)
                                         --------  --------  -------  -----------  -------------  ---------------  ------------

BALANCE, DECEMBER 31, 2006                 35,000  $350,000  993,560  $8,450,049   $ (5,813,847)  $     (133,149)  $ 2,853,053
                                         ========  ========  =======  ===========  =============  ===============  ============

The accompanying notes are an integral part of these consolidated statements.

                      NBOG BANCORPORATION, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED DECEMBER 31

                                                             2006          2005
                                                         ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                               $(1,157,114)  $(1,071,631)
  Adjustments to Reconcile Net Loss to
    Net Cash Used by Operating Activities
      Provision for Loan Losses                                    -       225,000
      Provision for Losses on Other Real Estate              208,995             -
      Depreciation, Amortization and Accretion               186,546       214,859
      Loss on Sale of Other Real Estate                       13,127       144,979
      Loss on Sale of Bank Vehicle                             1,304             -
      Stock Compensation Expense                              31,560             -
      CHANGE IN
        Other Assets                                         (47,635)      (33,571)
        Other Liabilities                                      3,760      (201,406)
                                                         ------------  ------------

                                                            (759,457)     (721,770)
                                                         ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of Investment Securities Available for Sale   (1,911,269)   (4,501,436)
  Proceeds from Maturities, Calls and Paydowns of
    Investment Securities Available for Sale               1,299,937     1,271,586
  Purchases of Other Investments                             (90,000)      (66,120)
  Proceeds from the Sale of Other Investments                 38,800        30,850
  Net Change in Loans                                      4,240,269     5,440,200
  Proceeds from the Sale of Other Real Estate              1,170,873     1,827,974
  Proceeds from the Sale of Bank Vehicle                       3,000             -
  Purchases of Premises and Equipment                        (64,426)      (33,972)
                                                         ------------  ------------

                                                           4,687,184     3,969,082
                                                         ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Change in Deposits                                  (5,720,076)   (9,784,677)
  Payment of Stock Issuance Costs                             (3,556)     (189,843)
  Exercise of Stock Options and Warrants                           -       496,750
  Proceeds from Borrowings                                 2,000,000             -
  Proceeds from Issuance of Preferred Stock                  350,000             -
  Proceeds from the Issuance of Common Stock                   8,000       579,318
                                                         ------------  ------------

                                                          (3,365,632)   (8,898,452)
                                                         ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         562,095    (5,651,140)

CASH AND CASH EQUIVALENTS, BEGINNING                         775,381     6,426,521
                                                         ------------  ------------

CASH AND CASH EQUIVALENTS, ENDING                        $ 1,337,476   $   775,381
                                                         ============  ============

The accompanying notes are an integral part of these consolidated statements.

                    NBOG BANCORPORATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES  OF  CONSOLIDATION

The consolidated financial statements include the accounts of NBOG Bancorporation, Inc. (the Company) and its wholly-owned subsidiary, The National Bank of Gainesville (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

NATURE  OF  OPERATIONS

The Bank provides a variety of retail and commercial banking services for consumers and small businesses located primarily in the Gainesville, Georgia area. Lending and investing activities are funded primarily by deposits gathered through its banking office. The Bank commenced operations on March 21, 2002.

USE  OF  ESTIMATES

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

CONCENTRATIONS OF CREDIT RISK

Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. In management's opinion, although the Bank has a high concentration of real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material detrimental effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

At times, the Bank may have cash and cash equivalents at financial institutions in excess of insured limits. The Bank places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

INVESTMENT  SECURITIES

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank may classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 2006 and 2005, all investment securities are classified as available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported in accumulated other comprehensive income (loss), a component of stockholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. Securities available for sale may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

OTHER  INVESTMENTS

Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

LOANS

Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

ALLOWANCE  FOR  LOAN  LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

OFF-BALANCE  SHEET  CREDIT  RELATED  FINANCIAL  INSTRUMENTS

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method. Premises and equipment that are still undergoing development and have not been placed in service are classified as construction in process and are not depreciated.
Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred. When premises and equipment are retired or sold, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is reflected in other income or expense.

OTHER  REAL  ESTATE

Other real estate owned represents property acquired through foreclosure. Properties are carried at the lower of cost or current appraisal values. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

TRANSFERS  OF  FINANCIAL  ASSETS

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

ADVERTISING  COSTS

The Company expenses the costs of advertising in the periods in which those costs are incurred.

INCOME  TAXES

The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

COMPREHENSIVE  INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of operations but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No. 130, Reporting Comprehensive Income, requires the presentation in the consolidated financial statements of net income and all items of other comprehensive income as total comprehensive income.

NET  LOSS  PER  SHARE

Net loss per common share is based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding are included in diluted earnings (loss) per share. No common stock equivalents were considered in 2006 or 2005 as the effects of such would be antidilutive to the loss per share calculation.

STOCK  COMPENSATION  PLANS

The Company adopted Statement of Financial Accounting Standards No. 123 (revised
2004), Share-Based Payment (FAS 123R) on January 1, 2006 using the modified prospective transition method. Under the modified prospective transition method, awards that are granted, modified or settled beginning at the date of adoption will be measured and accounted for in accordance with FAS 123R. In addition, expense is recognized in the statements of operations for unvested awards that were granted prior to the date of adoption based on the fair value of the award as determined at the grant date. The financial statements as of and for the twelve months ended December 31, 2006 reflect additional compensation expense of $31,560 as a result of implementing FAS 123R. In accordance with the modified prospective transition method, the financial statements for prior periods have not been restated. Therefore, the results for the twelve months of 2006 are not directly comparable to the same period in 2005.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

Prior to the adoption of FAS 123R, the Company applied the existing accounting rules under APB Opinion No. 25, which provided that no compensation expense was charged for options granted at an exercise price equal to the market value of the underlying common stock on the date of the grant. If the fair value recognition provisions of FAS 123R had been applied to stock-based compensation for the twelve months ended December 31, 2005, the Company's pro forma net loss and loss per share would have been as follows:

                                                                         TWELVE MONTHS ENDED
                                                                          DECEMBER 31, 2005
                                                                        ---------------------
Net Loss                                                                $         (1,071,631)

As Reported
  Deduct: Total Stock-Based Employee Compensation Expense Determined
    Under Fair Value Method for all Awards, Net of Related Tax Effects              (228,174)
                                                                        ---------------------

Pro Forma                                                               $         (1,299,805)
                                                                        =====================

As Reported
  Basic Loss Per Common Share                                           $              (1.07)
                                                                        =====================

Pro Forma
  Basic Loss Per Common Share                                           $              (1.45)
                                                                        =====================

The Company utilizes a valuation model to determine the fair value of stock options on the date of grant. The model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. No stock options were granted during the twelve months ended December 31, 2006.

STATEMENTS  OF  CASH  FLOWS

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Supplementary  cash  flow  information:

                                                                 2006        2005
                                                              ----------  -----------
  Cash Paid During the Year for Interest                      $1,268,908  $1,042,743
                                                              ==========  ===========

Noncash Investing and Financing Activities:

  Transfer of Loans to Other Real Estate                      $  571,500  $  936,900
                                                              ==========  ===========

  Change in Unrealized Loss on Securities Available for Sale  $   40,123  $ (148,574)
                                                              ==========  ===========

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

CHANGES  IN  ACCOUNTING  PRINCIPLES AND EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

Accounting for Hybrid Instruments

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The effective date of this standard is for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management does not expect this standard to have an effect on the Company's financial position, results of operations or disclosures.

Accounting  for  Servicing  of  Financial  Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to SFAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, SFAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. SFAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization or fair value methods for subsequent measurement. The provisions of SFAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. Management does not expect this standard to have a material effect on the Company's financial position, results of operations or disclosures.

Accounting  for  Uncertainty  in  Income  Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This pronouncement, which will be effective for the Company in 2007, clarifies accounting for income tax positions that are either: (1) complex and, therefore, subject to varied interpretation or (2) controversial. Management is currently evaluating this pronouncement; however, management does not expect this pronouncement to have a significant effect on the Company's financial position, results of operations or disclosures.

(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

CHANGES IN ACCOUNTING PRINCIPLES AND EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

Fair  Value  Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Before the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of this standard to have a material effect on the financial position, results of operations or disclosures.

The  Fair  Value  Option  for  Financial  Assets  and  Financial  Liabilities

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment to FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. This statement shall be effective as of the beginning of each reporting entity's first fiscal year that begins after November 15, 2007. The Company does not expect the adoption of this standard to have a material effect on the financial position, results of operations or disclosures.

(2)  INVESTMENT  SECURITIES  AVAILABLE  FOR  SALE

At December 31, 2006 and 2005, the amortized cost and fair value of investment securities available for sale are summarized as follows:

                                           GROSS        GROSS
                            AMORTIZED   UNREALIZED    UNREALIZED      FAIR
            2006               COST        GAINS        LOSSES       VALUE
                            ----------  -----------  ------------  ----------
U.S. Government Agencies    $5,400,371  $         -  $   (64,381)  $5,335,990
Mortgage Backed Securities   3,803,607  $         -      (68,768)   3,734,839
                            ----------  -----------  ------------  ----------

                            $9,203,978  $         -  $  (133,149)  $9,070,829
                            ==========  ===========  ============  ==========

            2005

U.S. Government Agencies    $3,990,249  $         -  $   (70,899)  $3,919,350
Mortgage Backed Securities   4,608,009            -     (102,373)   4,505,636
                            ----------  -----------  ------------  ----------

                            $8,598,258  $         -  $  (173,272)  $8,424,986
                            ==========  ===========  ============  ==========

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and 2005:

                    LESS THAN 12 MONTHS      12 MONTHS OR GREATER             TOTAL
                 ------------------------  ------------------------  ------------------------

                                GROSS                     GROSS                     GROSS
                    FAIR      UNREALIZED      FAIR      UNREALIZED      FAIR      UNREALIZED
      2006         VALUE        LOSSES       VALUE        LOSSES       VALUE        LOSSES
                 ----------  ------------  ----------  ------------  ----------  ------------
U.S. Government
  Agencies       $1,399,040  $    (7,874)  $3,936,950  $   (56,507)  $5,335,990  $   (64,381)
Mortgage Backed
  Securities        496,889       (1,122)   3,237,950      (67,646)   3,734,839      (68,768)
                 ----------  ------------  ----------  ------------  ----------  ------------

                 $1,895,929  $    (8,996)  $7,174,900  $  (124,153)  $9,070,829  $  (133,149)
                 ==========  ============  ==========  ============  ==========  ============

      2005

U.S. Government
  Agencies       $2,461,950  $   (28,887)  $1,457,400  $   (42,012)  $3,919,350  $   (70,899)
Mortgage Backed
  Securities      2,655,604      (66,639)   1,850,032      (35,734)   4,505,636     (102,373)
                 ----------  ------------  ----------  ------------  ----------  ------------

                 $5,117,554  $   (95,526)  $3,307,432  $   (77,746)  $8,424,986  $  (173,272)
                 ==========  ============  ==========  ============  ==========  ============

(2)  INVESTMENT  SECURITIES  AVAILABLE  FOR  SALE  (CONTINUED)

At December 31, 2006, all seventeen securities issued by U.S. Government agencies and Government sponsored corporations, including mortgage backed securities, contained unrealized losses. Because the declines in market value of investments are attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be until maturity, the Company does not consider these investments to be other than temporarily impaired at December 31, 2006.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                            AMORTIZED    ESTIMATED
                               COST     FAIR VALUE
                            ----------  -----------
U.S. Government Agencies
  Within 1 Year             $  499,958  $   499,000
  1 to 5 Years               4,500,413    4,443,550
  Over 10 Years                400,000      393,440
Mortgage Backed Securities   3,803,607    3,734,839
                            ----------  -----------

                            $9,203,978  $ 9,070,829
                            ==========  ===========

At December 31, 2006 and 2005, there were no securities required to be pledged to secure public deposits.


(3)  LOANS

The composition of loans as of December 31 are:

                                           2006         2005
                                        -----------  -----------
Commercial, Financial and Agricultural  $ 4,292,891  $ 4,420,005
Real Estate-Mortgage                     12,051,850   15,346,462
Real Estate-Construction                  1,290,914    1,479,165
Consumer                                  2,728,064    4,269,553
                                        -----------  -----------

                                        $20,363,719  $25,515,185
                                        ===========  ===========

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

(4)  ALLOWANCE  FOR  LOAN  LOSSES

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:

                                              2006        2005
                                           ----------  ----------
BALANCE, BEGINNING                         $ 785,326   $ 989,852
  Provision Charged to Operating Expenses          -     225,000
  Loans Charged Off                         (372,180)   (777,586)
  Loan Recoveries                             32,483     348,060
                                           ----------  ----------

BALANCE, ENDING                            $ 445,629   $ 785,326
                                           ==========  ==========

At December 31, 2006 and 2005, the total recorded investment in loans on nonaccrual status approximated $210,000 and $778,000, respectively. The recorded investment in loans past due 90 days or more and still accruing interest approximated $0 and $80,000 as of December 31, 2006 and 2005, respectively. Interest income that would have been recognized on nonaccrual loans totaled $21,981 and $46,533 in 2006 and 2005, respectively. Impaired loans approximated $63,000 and $83,000 as of December 31, 2006 and 2005, respectively. The allowance for loan loss included a specific allowance of $12,334 and $8,336 for impaired loans as of December 31, 2006 and 2005, respectively. The average investment in impaired loans during 2006 and 2005 approximated $180,000 and $569,000, respectively. Interest income recognized on impaired loans approximated $9,300 and $33,300 in 2006 and 2005, respectively. There was no cash basis interest income recognized on impaired loans during 2006 and 2005. No additional funds are committed to be advanced in connection with impaired loans.

(5)     PREMISES  AND  EQUIPMENT

Premises  and  equipment  are  comprised  of  the  following  as of December 31:

                               2006         2005
                            -----------  -----------
Land and Land Improvements  $  409,442   $  409,442
Building                     1,717,291    1,668,560
Furniture and Equipment        659,665      650,022
Bank Vehicles                        -        6,795
                            -----------  -----------

                             2,786,398    2,734,819

Accumulated Depreciation      (581,559)    (418,944)
                            -----------  -----------

                            $2,204,839   $2,315,875
                            ===========  ===========

Depreciation charged to operations totaled $171,158 and $182,865 for 2006 and 2005, respectively.

(6)  DEPOSITS

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $1,443 and $4,138 as of December 31, 2006 and 2005, respectively.

Components  of  interest-bearing  deposits  as  of  December  31 are as follows:

                            2006         2005
                         -----------  -----------
Interest-Bearing Demand  $ 1,273,978  $   937,520
Savings                      620,918    2,039,604
Time, $100,000 and Over    3,698,326    6,430,499
Other Time                20,984,183   22,019,866
                         -----------  -----------

                         $26,577,405  $31,427,489
                         ===========  ===========

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $3,477,000 and $5,143,000 as of December 31, 2006 and 2005, respectively.

As of December 31, 2006, the scheduled maturities of certificates of deposit are as follows:

YEAR                    AMOUNT
----                 -----------
2007                 $21,272,131
2008                   1,998,366
2009                     213,127
2010                   1,198,885
                     -----------

                     $24,682,509
                     ===========

(7)  INCOME  TAXES

The components of the income tax expense for the years ended December 31 are as follows:

                                  2006        2005
                               ----------  ----------
Deferred Expense               $ 445,838   $ 374,554
Change in Valuation Allowance   (445,838)   (374,554)
                               ----------  ----------

                               $       -   $       -
                               ==========  ==========

The difference between income tax expense and the amount computed by applying the statutory federal income tax rate to the earnings before income taxes for the years ended December 31, 2006 and 2005 relates primarily to the change in the valuation allowance.

The  following  summarizes  the  components  of  deferred  taxes at December 31:

                                    2006          2005
                                ------------  ------------
DEFERRED INCOME TAX ASSETS
  Allowance for Loan Losses     $    50,571   $   166,027
  Pre-opening Expenses               35,755        71,509
  Operating Loss Carryforwards    2,068,108     1,483,876
  Other                               7,974         1,015
                                ------------  ------------

                                  2,162,408     1,722,427
DEFERRED TAX LIABILITIES
  Premises and Equipment              3,426         9,283
                                ------------  ------------

                                  2,158,982     1,713,144
Less Valuation Allowance         (2,158,982)   (1,713,144)
                                ------------  ------------

NET DEFERRED TAX ASSET          $         -   $         -
                                ============  ============

The future tax consequences of the differences between the financial reporting and tax bases of the Company's assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 2006, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $6,118,000 and $6,311,000, respectively, which will expire beginning in 2021 if not previously utilized.


(8)  BORROWINGS

At December 31, 2006, the Bank has an advance from the Federal Home Loan Bank of Atlanta in the amount of $2,000,000. The advance matures on April 20, 2007 and bears interest at a variable rate of 2.805 percent below the prime rate. The Bank has pledged as collateral investment securities available for sale with a carrying amount of $3,936,950 at December 31, 2006.

The Bank has lines of credit available with correspondent banks which represent available credit for overnight borrowing from financial institutions. As of December 31, 2006 and 2005, these lines of credit totaled $2,000,000 and $2,900,000, respectively, of which no balances were outstanding. The Bank has pledged investment securities with a carrying amount of $1,399,040 as collateral for one of the two lines.

(9)  COMMITMENTS

FINANCIAL  INSTRUMENTS  WITH  OFF-BALANCE  SHEET  RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

The  following  summarizes  commitments  as  of  December  31:

                                           APPROXIMATE
                                         CONTRACT AMOUNT
                                      ----------------------
                                         2006        2005
                                      ----------  ----------
Financial Instruments Whose Contract
  Amounts Represent Credit Risk
    Commitments to Extend Credit      $2,054,000  $2,699,000
    Standby Letters of Credit            294,000     294,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

EMPLOYMENT  AGREEMENT

The Company has entered into an employment agreement with a key officer. The agreement provides for a specified base salary and participation in other benefits. Employment under the agreement may be terminated for cause, as defined, without incurring any continuing obligations. The employment agreement contains a special termination clause which provides for severance payments within a specified period following a "change in control" as defined in the agreement.

(10)  STOCKHOLDERS'  EQUITY

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

During 2006, NBOG Bancorporation, Inc. ("NBOG") issued 35,000 shares of Series A Preferred Stock, no par value (the "Series A Preferred Stock"), for $10.00 per share. The Series A Preferred Stock is noncumulative perpetual preferred stock and will be treated as Tier 1 capital under existing Federal Reserve regulations. The Series A Preferred Stock is generally nonvoting and cannot be converted into common stock of NBOG. NBOG has the right, subject to Federal Reserve approval, to redeem the shares for their purchase price plus accrued dividends, if any. The Bank is currently not allowed to pay dividends to the Company until it becomes cumulatively profitable.

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings and the ratio of equity capital to total assets.


(11)  RELATED  PARTY  TRANSACTIONS

It is the Bank's policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is also the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The  following  summary  reflects  activities  for  related  party  loans:

                          2006        2005
                        ---------  ----------
BALANCE, BEGINNING      $547,444   $ 872,614
  New Loans              109,491     113,153
  Principal Repayments   (52,587)   (438,323)
                        ---------  ----------

BALANCE, ENDING         $604,348   $ 547,444
                        =========  ==========

As of December 31, 2006 and 2005, deposit accounts for related parties totaled approximately $251,000 and $634,000, respectively.


(12)  EMPLOYEE  BENEFIT  PLAN

The  Company  has  a qualified retirement plan pursuant to Internal Revenue Code
Section 401(K) covering substantially all employees subject to minimum age and service requirements. Contribution to the plan by employees is voluntary. The Company made no contributions to the plan in 2006 or 2005.

(13)  STOCK OPTION PLAN AND WARRANTS

Organizers of the Company were entitled to receive, in aggregate, 199,736 stock warrants. Each warrant entitled its holder to purchase an additional share of the Company's common stock for $10. The warrants vested over a three-year period from the date of grant, March 25, 2002, and became fully vested in 2005. During 2004, 6,667 warrants became exercisable only upon a change in control occurring after March 25, 2007. During 2005, 39,676 warrants were exercised with the remaining 153,393 warrants eligible to be exercised as of December 31, 2005. Expiration of the warrants occurs on the tenth anniversary of the grant date.

During 2003, the stockholders approved a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the then fair value. A total of 125,000 shares of common stock were reserved for possible issuance under this plan. Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date. All options granted to directors in the Company's stock option plan became fully vested as of June 30, 2005. On April 21, 2005, the Company's board of directors voted to accelerate the vesting of these options in recognition of directors who exercised one-third of their existing options at March 31, 2005 to help the Company meet the minimum capital requirements of the Formal Agreement with the OCC.

On September 20, 2005, the board of directors approved the granting of nonqualified stock options to a consultant of the Company. The options allow the consultant the right to purchase 100,000 shares at an exercise price of $5 per share. The options have a maximum term of ten years and vest in equal one-third annual increments commencing on September 20, 2005.

A summary of activity related to the stock options, for the years ended December 31, 2006 and 2005 is presented below:

                                                       WEIGHTED AVERAGE
                                              SHARES    EXERCISE PRICE
                                             --------  -----------------
Outstanding, December 31, 2004                88,500   $           10.00

  Granted                                    133,000                5.00
  Exercised                                   (9,999)              10.00
  Forfeited                                  (58,500)              10.00
                                             --------  -----------------

Outstanding, December 31, 2005               153,001                5.65

  Granted                                          -                   -
  Exercised                                        -                   -
  Forfeited                                   (1,500)               5.00
                                             --------  -----------------

Outstanding, December 31, 2006               151,501   $            5.66
                                             ========  =================

Eligible to be Exercised, December 31, 2006   86,668   $            6.15
                                             ========  =================

The options outstanding and exercisable at December 31, 2006 had no aggregate intrinsic value. At December 31, 2006, there was $39,120 of total unrecognized compensation expense related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of 1.8 years.

(13)  STOCK  OPTION  PLAN  AND  WARRANTS  (CONTINUED)

Information pertaining to options outstanding at December 31, 2006 is as follows:

                    NUMBER          WEIGHTED AVERAGE         NUMBER
EXERCISE PRICES   OUTSTANDING  REMAINING CONTRACTUAL LIFE  EXERCISABLE
----------------  -----------  --------------------------  -----------
10.00                 20,001                   6.5 Years       20,001
5.00                 131,500                   8.8 Years       66,667
                  -----------  --------------------------  -----------

                     151,501                   8.3 Years       86,668
                  ===========  ==========================  ===========

The fair value of options granted during 2005 was $.72. The fair value of each option grant was estimated on the date of the grant using the Minimum Value pricing model with the following assumptions used:

                            2005
                          --------
Dividend Yield               0.00%
Risk Free Interest Rate      4.25%
Expected Life (in Years)       10

The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of options represents the period of time that options granted are expected to be outstanding. The dividend yield assumption is based on the Company's history and expectation of dividend payouts.


(14)  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of NBOG Bancorporation's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES AVAILABLE FOR SALE - Fair values for investment securities are based on quoted market prices.

OTHER INVESTMENTS - The fair value of other investments approximates carrying value.

LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

BORROWINGS - Due to their short-term nature, the fair value of FHLB advances approximates carrying amount.

STANDBY LETTERS OF CREDIT AND UNFULFILLED LOAN COMMITMENTS - Because these items are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Bank's financial instruments as of December 31 are presented hereafter:

                                                     2006                     2005
                                            ----------------------  -----------------------
                                            CARRYING    ESTIMATED    Carrying    Estimated
                                             AMOUNT    FAIR VALUE     Amount    Fair Value
                                            ---------  -----------  ----------  -----------
                                                           (in Thousands)
ASSETS
  Cash and Short-Term Investments           $   1,337  $     1,337  $      775  $       775
  Investment Securities Available for Sale      9,071        9,071       8,425        8,425
  Other Investments                               321          321         270          270
  Loans                                        20,364       20,238      25,515       25,521

LIABILITIES
  Deposits                                     28,222       28,268      33,942       33,828
  Borrowings                                    2,000        2,000           -            -

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit                         -          294           -          294
  Unfulfilled Loan Commitments                      -        2,054           -        2,699

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(15) REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

On August 19, 2004, the board of directors entered into a formal agreement with the Office of the Comptroller of the Currency (OCC) which outlined actions to be taken by the Bank to address concerns by the OCC. The provisions of the formal agreement required the Bank to achieve agreed-upon capital levels, obtain a permanent president and senior lender, obtain current and satisfactory credit information on all loans over $25,000, and eliminate the basis of criticism of assets criticized, among others. As of December 31, 2006, the Bank is in compliance with the provisions of the formal agreement except for maintaining agreed-upon capital levels. The formal agreement calls for the Bank to maintain a total capital (to risk-weighted assets) ratio of 14 percent and Tier 1 Capital (to average assets) ratio of 9 percent. As of December 31, 2006, the Bank's ratios of total capital (to risk-weighted assets) ratio was 13.8 percent and the Tier 1 Capital (to average assets) ratio was 8.8 percent.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. Additionally, under an agreement with the OCC, the Bank is required to achieve agreed-upon capital levels. The actual capital amounts and ratios for the Bank are also presented in the following table. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the Bank's classification. Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

                                                                       TO BE WELL
                                                                    CAPITALIZED UNDER
                                              FOR CAPITAL           PROMPT CORRECTIVE
                             ACTUAL        ADEQUACY PURPOSES        ACTION PROVISIONS
                        ---------------  ----------------------  -----------------------
                        AMOUNT   RATIO    AMOUNT       RATIO       AMOUNT       RATIO
                        -------  ------  ---------  -----------  ----------  -----------
                                             (In Thousands)
DECEMBER 31, 2006

Total Capital to
  Risk-Weighted Assets  $ 3,295  13.84%  $   1,905        8.00%  $    2,381       10.00%
Tier I Capital to
  Risk-Weighted Assets    2,996  12.59         952        4.00        1,428        6.00
Tier I Capital to
  Average Assets          2,996   8.84       1,356        4.00        1,695        5.00

December 31, 2005

Total Capital to
  Risk-Weighted Assets    4,104  14.51       2,263        8.00        2,829       10.00
Tier I Capital to
  Risk-Weighted Assets    3,745  13.24       1,132        4.00        1,698        6.00
Tier I Capital to
  Average Assets          3,745   9.18       1,632        4.00        2,039        5.00

(16)  OTHER  OPERATING  EXPENSES

Components of other operating expenses which are greater than 1 percent of interest income and other operating income for the years ended December 31 are as follows:

                                       2006      2005
                                     --------  --------
Data Processing Fees                 $118,281  $117,366
Advertising and Marketing              37,373    94,500
Insurance and Assessments             146,619   178,981
Office Supplies                        31,340    23,424
Telephone                              27,151    30,657
Postage and Courier                    45,684    31,766
Other Loan Related and Repossession   273,031   268,079

(17) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)

                     NBOG BANCORPORATION, INC. (PARENT ONLY)
                                 BALANCE SHEETS
                                   DECEMBER 31

                                     ASSETS

                                               2006        2005
                                            ----------  ----------
Cash and Interest-Bearing Deposits          $      391  $   26,400
Investment in Subsidiary                     2,863,053   3,572,357
Other Assets                                     5,089     190,605
                                            ----------  ----------

TOTAL ASSETS                                $2,868,533  $3,789,362
                                            ==========  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

OTHER LIABILITIES                           $   15,480  $   15,480

STOCKHOLDERS' EQUITY                         2,853,053   3,773,882
                                            ----------  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $2,868,533  $3,789,362
                                            ==========  ==========

(17) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)
(CONTINUED)

                     NBOG BANCORPORATION, INC. (PARENT ONLY)
                            STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31


                                                2006          2005
                                            ------------  ------------
INTEREST INCOME                             $       396   $     6,864

OTHER NONINTEREST INCOME                              -             2
                                            ------------  ------------

                                                    396         6,866

EXPENSES
  Other Operating                               198,083        34,543
                                            ------------  ------------

LOSS BEFORE EQUITY IN                                         (27,677)
  UNDISTRIBUTED LOSS OF SUBSIDIARY             (197,687)

EQUITY IN UNDISTRIBUTED LOSS OF SUBSIDIARY     (959,427)   (1,043,954)
                                            ------------  ------------

NET LOSS                                    $(1,157,114)  $(1,071,631)
                                            ============  ============

(17) FINANCIAL INFORMATION OF NBOG BANCORPORATION, INC. (PARENT ONLY)
(CONTINUED)

                     NBOG BANCORPORATION, INC. (PARENT ONLY)
                            STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                                      2006          2005
                                                  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                        $(1,157,114)  $(1,071,631)
  Adjustments to Reconcile Net Loss to Net
    Cash Used by Operating Activities
      Equity in Undistributed Loss of Subsidiary      959,427     1,043,954
      Stock Compensation Expense                       31,560             -
      CHANGE IN
        Other Assets                                   (4,326)       23,272
        Other Liabilities                                   -       (25,000)
                                                  ------------  ------------

                                                     (170,453)      (29,405)
                                                  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Infusion in Subsidiary                     (210,000)     (867,040)
                                                  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Exercise of Stock Options and Warrants                    -       496,750
  Proceeds from Issuance of Common Stock                8,000       579,318
  Proceeds from Issuance of Preferred Stock           350,000             -
  Payments of Stock Issuance Costs                     (3,556)     (189,843)
                                                  ------------  ------------

                                                      354,444       886,225
                                                  ------------  ------------

NET DECREASE IN CASH                                  (26,009)      (10,220)

CASH AND INTEREST-BEARING DEPOSITS, BEGINNING          26,400        36,620
                                                  ------------  ------------

CASH AND INTEREST-BEARING DEPOSITS, ENDING        $       391   $    26,400
                                                  ============  ============

(18)  GOING  CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has suffered substantial operating losses in 2006 and 2005 that reduced regulatory capital below the minimum required by the formal agreement with the OCC. Losses are expected to continue in 2007. In view of these matters, there is substantial doubt as the Company's ability to continue as a going concern.

As described in Note 19, the Company entered into an agreement with a potential stockholder which will provide a significant infusion of capital. This transaction is subject to approval by applicable banking regulatory agencies. In the event this transaction does not occur, management may attempt to raise additional capital or find a suitable strategic partner.

The board of directors and management have implemented operational changes to effect corrective action of regulatory concerns noted in the formal agreement. These measures include obtaining current and satisfactory credit information on all loans over $25,000, eliminating the basis of criticism of assets criticized, appointment of a president and senior lender, development of a three-year capital plan, among others. In the event that the capital infusion discussed above does not occur, there are no guarantees that these measures will successfully improve the condition of the Bank and result in the termination of the formal agreement. In addition, while these measures are designed to improve the condition of the Bank, there are no guarantees that such measures will successfully enable the Company to continue as a going concern.


(19)  SUBSEQUENT  EVENTS

On January 23, 2007, the Company entered into an agreement with William R. Blanton which will provide a significant infusion of capital. Under the terms of the agreement, Mr. Blanton will purchase up to $2 million worth of common stock at a price of $2.80 per share, subject to a penny-for-penny adjustment if the Company's book value falls below $2.40 per share prior to the purchase date. Mr. Blanton will be granted a warrant to buy an equal number of shares at the same price. The purchase is subject to approval by the Federal Reserve Board and the Georgia Department of Banking and Finance and other customary closing conditions. In addition, Mr. Blanton has agreed to serve as the Chairman of the Board of the Company and Bank and to bring in additional board members.